September 29, 2008

American Plastics Processing Products, Inc.

Attention:

Mr. Mario DiNello

President

Re:

Enercorp, Inc. - Letter of Intent

Dear Mr. DiNello:

This letter of intent sets forth the principal terms on which American Plastics Processing Products, Inc. (“AP3”), a Michigan corporation, and related companies, will make an investment in Enercorp, Inc. (“Enercorp”), a Colorado corporation, whereupon AP3 will hold ownership of approximately 3,083,333 shares of common stock of Enercorp and the parties hereto will take certain other actions as described herein in connection with such investment (collectively, the “Transaction”).  This letter of intent is intended to be binding on the parties hereto, but the parties acknowledge that this letter of intent does not set forth all the terms related to the Transaction, and agree to negotiate in good faith such other terms as well as definitive documents as appropriate to evidence the Transaction.  Unless otherwise agreed, the parties will consummate the Transaction as soon as practicable but no later than November 30, 2008 (the “Closing”).

1.

Terms of the Transaction.  After the Closing but not later than June 1, 2009:

a.

Enercorp will issue to AP3 1,500,000 shares of Enercorp’s common stock in exchange for 500,000 shares of common stock of LBO Capital Corporation;

b.

Enercorp will issue to AP3 750,000 shares of Enercorp’s common stock in exchange for 250,000 shares of common stock of EDEN PLC (“EDE”), a publicly listed company in the United Kingdom;

c.

Enercorp will issue to AP3 833,333 shares of Enercorp’s common stock in exchange for $250,000 worth of AP3 common stock (currently trading at $5 per share minus a 20% discount); and

d.

AP3 will provide Enercorp with a $500,000 secured line of credit.

In consideration of the foregoing,

2.

Enercorp’s Regulatory Obligations.

a.

Enercorp will conduct an independent audit of its books and records through June 30, 2007 and 2008.  Enercorp will file all reports required to be filed with the U.S. Securities and Exchange Commission (“SEC”) such that Enercorp will be fully current in such filings, as well as federal and state tax returns.

b.

Enercorp will use its commercially reasonable efforts to become, and continue to be, fully compliant with all federal and state laws by which it is governed, including the laws and regulations promulgated by the SEC.

1.

Enercorp’s Conversion of Debt.  Enercorp will use its commercially reasonable efforts to obtain agreements from current Note Holders to convert approximately $500,000 of Notes Receivable from Enercorp into 2,500,000 shares of common stock of Enercorp.

2.

Enercorp’s Board of Directors.  Enercorp will put forth for election by its shareholders, a board of directors that is fully compliant with all applicable federal and state laws, as well as with Enercorp’s charter and by-laws.

3.

Enercorp’s Management.  Currently, Majlinda Xhuti serves as the Acting General Manager of Enercorp and she will remain in this position on an “at will” basis after the closing.  Ms. Xhuti’s compensation will be paid by Acrodyne Corporation and charged back to Enercorp as part of a management fee. Upon the Closing, Mario DiNello, President of AP3, or his designee may assume management responsibilities, as Mr. DiNello elects, in any one of several positions within Enercorp, including General Manager, Chief Executive Officer, or Chief Operating Officer.

4.

Public Communications.  Any material information about the Transaction disclosed to the public, such as a press release or required filing, prepared by either AP3 or Enercorp must be approved in writing in advance by the other party.

5.

Condition to Closing.  Prior to the Closing, AP3 and Enercorp will operate in the ordinary course of business and will not enter into any extraordinary material transactions without the prior written consent of the other party to the Transaction.

6.

Expenses.  Each of Enercorp, on the one hand, and AP3, on the other, will bear its own fees and expenses (including any legal, accounting, and other fees) in connection with the Transaction.  However, it is understood and acknowledged by AP3 that the funds for Enercorp’s fees and expenses will be drawn from the capital that Enercorp will receive from AP3 in connection with the Transaction.

7.

Governing Law.  This letter of intent will be governed by and construed in accordance with the law of the State of Michigan, excluding any rule that would cause the substantive law of any other jurisdiction to apply.

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If you are in agreement with the foregoing, please execute a copy where indicated below and return it to Enercorp.

Very truly yours,

ENERCORP, INC.

By:

_/s/ Majlinda Xhuti__

Name:

Majlinda Xhuti

Title:

Acting General Manager

ACCEPTED AND AGREED to

This 29th day of September, 2008.

AMERICAN PLASTICS PROCESSING PRODUCTS, INC.

By:

/s/ Mario DiNello

Name:

Mario DiNello

Title:

President

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